FOR IMMEDIATE RELEASE September 21st, 2015

PCS Edventures! Announces New Investor Relations Partnership and Management Team Changes

BOISE, Idaho – September 21, 2015 – PCS Edventures!, Inc. (PCSV) today reaffirmed its commitment to building shareholder awareness and providing regular communications to its investors by hiring GreenHouse IG, LLC (GreenHouse) as the company’s Investor Relations lead. As independent advisors, GreenHouse has already played an integral role in networking PCS Edventures! with 5W Public Relations, as well as retail and institutional investors.

GreenHouse CEO/Co-Owner Peter Canellis stated, “We are extremely excited to be a part of the PCS team. We look forward to continuing our dialogue between PCS Edventures!, 5W, and the investor community to ensure that this amazing company gets the exposure that it deserves.”

Additionally, the company has announced that Mr. Todd Hackett has stepped down as Co-CEO effective immediately. Mr. Hackett will continue to serve PCS Edventures! on the Board of Directors, and remains the company’s largest shareholder. Robert Grover will remain as PCS Edventures! CEO.

Todd Hackett stated, “I am extremely proud of the progress that has been achieved at PCS. When I accepted the Co-CEO position, our goal was for me to develop a solid investor relations strategy for the company, provide operational support, and assist with cash management. I am personally very excited about the progress we have made and our last quarter showed a $130,865 positive net income, which shows we are trending in the right direction. It’s very rewarding knowing that we are on the right track as a company, and I feel comfortable stepping down knowing the company is in safe hands. I will continue to be actively involved in the company as Director, shareholder, and advocate but the demands of my construction company require me to reduce my time commitment to PCS.”

Robert Grover added, “In his eight months as Co-CEO, Todd Hackett has been invaluable to the PCS family. He has fulfilled his goal in supporting operations, developing shareholder awareness, and improving our financial footing. On behalf of the Board of Directors and myself, we want to convey that we are deeply appreciative of Mr. Hackett for his dedication, expertise and support during his tenure.”

Mr. Grover continued, “With the addition of GreenHouse and 5W, the PCSV team continues to grow in strength. We have an extraordinary Board of Directors with deep experience and connections that we are leveraging for expertise in operations, governance, and finance. Additionally, Gordon Smith, former director of Micron and Simplot CFO, continues to act in an advisory role to the company. Although he has no plans to get involved operationally, we consider Mr. Smith a good friend and supporter. The combined strength of our management team and advisors will help drive our next stage of growth. We feel that PCS has a great foundation, and with the team coming together now, we believe we can revolutionize STEM education. I continue to be impressed by the fantastic work being accomplished by our internal PCS team and the ambitious initiative that is materializing from our friends at 5W Public Relations. I look forward to providing further updates at our annual shareholders meeting.”

PCS Edventures! will hold its annual shareholder meeting, Friday, September 26th, at 10 a.m., at the corporate headquarters in Boise, Idaho.

About 5WPR

5wpr.com  5W Public Relations, a full-service PR Agency, helps some of the world's most admired brands, corporations, and personalities achieve more.  5W's bold, resourceful and thoroughly modern approach helps some of the most respected names. As a result, we measurably increase the positive results of their communication efforts. Our diverse roster of client experience includes Microsoft, Whole Foods Markets, Anheuser Busch, Welch's, Walgreens, Sparkling ICE, Medifast, UHaul, L'Oreal, T-Fal, DigitalOcean, KRUPS, AEROSOLES, GoHealth, Cold-EEZE, Zeta Interactive, and other publicly traded companies, consumer brands, and academic institutions.

About PCS Edventures!

PCS Edventures!. Inc. (OTCQB: PCSV) designs and delivers educational products and services to the K-12 market that develop 21st century skills, programs emphasize hands-on experiences in (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional product information is available HERE. For investor information please visit us HERE.

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as PCS Edventures, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

Contact Information:

Public Relations Contact: Juda Engelmayer

5W Public Relations

jengelmayer@5wpr.com

(212) 999-5585

Investor Contact: Peter Canellis

GreenHouse IG

peter@greenhouseig.com

(708) 228-2477

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